UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant   ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ultratech, Inc.

(Name of Registrant as Specified In Its Charter)

Neuberger Berman LLC

Neuberger Berman Fixed Income Holdings LLC

Neuberger Berman Investment Advisers LLC

Neuberger Berman Group LLC

Mr. Benjamin Nahum

Mr. James F. McAree

Mr. Amit Solomon

Dr. Ronald Black

Ms. Beatriz V. Infante

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Neuberger Berman Files Investor Presentation

The Need For Change At Ultratech - From a Long-Term Investor’s Perspective

Urges Stockholders to Vote the GOLD Proxy Card

New York, NY – June 22, 2016 - Neuberger Berman LLC and certain of its affiliates (“Neuberger Berman”) that manage investment funds and client accounts that collectively own approximately 7.6% of the outstanding stock of Ultratech, Inc. (NASDAQ: UTEK) ("Ultratech" or the “Company”) today announced that it has issued an investor presentation outlining the need for change at Ultratech.

As previously disclosed, Neuberger Berman has nominated two independent technology executives to the Board of Ultratech. The director election will occur at the Ultratech annual meeting, which is scheduled for July 19, 2016.

“As an owner of Ultratech stock for the last ten years, we believe time has come for substantive change at Ultratech,” said Benjamin Nahum, Senior Portfolio Manager and Managing Director of Neuberger Berman Investment Advisors LLC. “Since August 2015 we have tried to work constructively with Ultratech to refresh the Board and to enable an objective review of the Company’s business plan, technology roadmap and management succession planning. Unfortunately, to date, the Board of Directors has been unresponsive. After years of persistent underperformance, we believe Ultratech is in urgent need of change.”

Neuberger Berman encourages all Ultratech stockholders to support Neuberger Berman’s nominees by voting on the GOLD proxy card for Ms. Beatriz Infante and Dr. Ronald Black.

The investor presentation and other materials relating to Neuberger Berman’s endeavors to enhance stockholder value at Ultratech can be viewed at www.HelpFixUTEK.com.

Stockholders with questions or who need assistance voting their shares may call Okapi Partners, Neuberger Berman’s proxy solicitor, toll-free at (855) 208-8902.

Contact Information

Ultratech stockholders:

Bruce Goldfarb / Pat McHugh / Lydia Mulyk
Okapi Partners
(212) 297-0720
info@okapipartners.com

Press:

Alexander Samuelson
Neuberger Berman
(212) 476-5392
Alexander.Samuelson@NB.com

About Neuberger Berman

Neuberger Berman, founded in 1939, is a private, independent, employee-owned investment manager. The firm manages equities, fixed income, private equity and hedge fund portfolios for institutions and advisors worldwide. With offices in 19 countries, Neuberger Berman’s team is more than 2,100 professionals and the company was named by Pensions & Investments as a Best Place to Work in Money Management for three consecutive years. Tenured, stable and long-term in focus, the firm fosters an investment culture of fundamental research and independent thinking. It manages $243 billion in client assets as of March 31, 2016. For more information, please visit our website at www.nb.com.

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com.

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this document, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to the use of such quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.